Exhibit 3.2
Execution Version

LIMITED LIABILITY COMPANY AGREEMENT
OF
VERIZON ABS II LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Verizon ABS II LLC (the “Company”), is entered into by Cellco Partnership d/b/a Verizon Wireless, as the sole equity member (the “Member”), and Ricardo Beausoleil, as the Independent Director (as defined on Schedule A hereto).  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The parties hereto, by execution of this Agreement, hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

Section 1.    Name.

The name of the limited liability company is Verizon ABS II LLC.

Section 2.    Principal Business Office.

The principal business office of the Company shall be set forth on the books and records of the Company, or at such other location as may hereafter be determined by the Member.

Section 3.    Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 4.    Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 5.    Members.

(a) The mailing address of the Member is set forth on Schedule B attached hereto.  The Member continues as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 9(j), the Member may act by written consent.

(c) Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and

23), each Person acting as an Independent Director pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution.  No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Director pursuant to Section 10; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member.  Each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  A Special Member, in its capacity as Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act, each Special Member, solely in its capacity as Special Member (and not in its capacity as an Independent Director), shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Director pursuant to Section 10 shall execute a counterpart to this Agreement.  Prior to its admission to the Company as Special Member, the Person acting as Independent Director pursuant to Section 10 shall not be a member of the Company.

(d) It is the intention of the parties hereto that the Company be classified as an entity disregarded as separate from the Member, and not as an association taxable as a corporation, for federal, state and local income tax purposes, and the provisions of this Agreement shall be interpreted in a manner consistent with such intention.  No election shall be filed with the Internal Revenue Service (or any other tax authority) to cause the Company be treated other than as an entity disregarded as separate from the Member for any tax purposes, and the parties hereto agree not to take any action (including admission of an additional Member pursuant to Section 23 or assignment of a limited liability company interest pursuant to Section 21) that could result in the Company being treated for any such purpose as other than disregarded as separate from the Member.

Section 6.     Certificates.

Dana C. Kahney is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased and, upon the execution of this Agreement, the Member shall be the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may presently conduct or wish to conduct business.

The existence of the Company as a separate legal entity from every other Person shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.     Purposes.

(a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)
to purchase, acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, publicly or privately and whether with unrelated third parties or with affiliated entities, all right, title and interest in and to receivables arising out of or relating to device payment plan agreements originated by subsidiaries of Verizon Communications Inc., moneys due thereunder and related rights (collectively, the “Receivables”), all books, records and other contracts and documents relating thereto, all related rights and security and all collections and other proceeds with respect to the foregoing, all as expressly contemplated by the Basic Documents;

(ii)
to sell or hold any series or class of certificates, notes, loans or other evidence of indebtedness, backed by a pool of Receivables (the “Credit Extensions”) issued by one or more grantor trusts, owner trusts or similar special purpose entities directly or indirectly affiliated with the Company (each, a “Trust”);

(iii)	to enter into the Basic Documents and perform the obligations thereunder; and

(iv)
to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the establishment of bank accounts and entering into management, transfer, purchase, servicing and administration agreements), in each case, to the extent permitted by the Basic Documents.

(b) The Company, by or through the Member, or any Director (excluding the Independent Director) or Officer on behalf of the Company, may enter into and perform the Basic Documents, and establish one or more bank accounts, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Director (excluding the Independent Director) or Officer to enter into other agreements on behalf of the Company, so long as doing so is consistent with the terms set forth in the Basic Documents.

Section 8.     Powers.

Subject to Section 9(j) and provided that any power is exercised in a manner consistent with the terms of the Basic Documents, the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.     Management.

(a) Board of Directors.  Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member.  Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board.  The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10; provided; however, that so long as one (1) Independent Director is required, the total number of Directors shall not be less than three (3).  The initial number of Directors shall be three, one of which shall be an Independent Director pursuant to Section 10.  Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal.  Each Director shall execute and deliver the Management Agreement.  Directors need not be a Member.  The initial Directors designated by the Member are listed on Schedule D hereto.

(b) Powers.  Subject to Section 9(j), the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  Subject to Sections 7 and 9(j), the Board of Directors has the authority to bind the Company.

(c) Meeting of the Board of Directors.  The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, electronic mail, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

(d) Quorum:  Acts of the Board.  At all meetings of the Board, a majority of the Directors entitled to vote shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting (at which there is a quorum) shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  For the purpose of this Section 9(d), Directors shall include the Independent Director only when the consent of the Independent Director is required

pursuant to Section 9(j)(ii), Section 9(j)(iii) and Section 9(j)(v) of this Agreement.   Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if a majority of the members of the Board or committee or, in the case of any action or matter requiring the affirmative vote of the Independent Director, all of the members of the Board, including the Independent Director, as the case may be, entitled to vote consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.  Notwithstanding the foregoing or any contrary provision of this Agreement, the vote or consent, including written consent, of the Independent Director shall only be required for actions of the Board that the terms of this Agreement require the unanimous consent of all members of the Board or all Directors, including without limitation, as expressly required in Section 9(j)(ii), Section 9(j)(iii) or Section 9(j)(v), and any other actions of the Board shall be taken, and a quorum of the Board shall be calculated, as if the Independent Director is not a member of the Board.

(e) Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Directors.

(i)
The Board may, by resolution passed by a majority of the Directors entitled to vote, designate one or more committees, each committee to consist of one or more of the Directors (excluding the Independent Director) of the Company.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)
In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)
Any such committee, to the extent provided in the resolution of the Board, and subject, in all cases, to Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Directors; Expenses.  The Board shall have the authority to fix the compensation of Directors.  The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Directors.  Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member; provided, however, that in no event shall the Independent Director be removed or expelled except for Cause.

(i) Directors as Agents.  To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company.  Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(j) Limitations on the Company’s Activities.

(i)	This Section 9(j) is being adopted in order, inter alia, to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)
The Member shall not, prior to the date which is two years and one day after the date when, following the termination of all Basic Documents in accordance with their terms, all Obligations of the Company thereunder, including any Credit Extensions issued by a Trust formed by the Company, have been paid in full (such date, the “Final Payment Date”), amend, alter, change or repeal the definition of “Independent Director” or Sections 5(c), 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26 or 31 or Schedule A of this Agreement without the unanimous written consent of the Board (including all Independent Directors), with notice of such amendment provided promptly by the Company to each Rating Agency; provided, however, that the Board may not vote on, or authorize the taking of, any such action unless there is at least one Independent Director appointed pursuant to, and in compliance with, each of the provisions of this Agreement and then serving in such capacity.  Subject to this Section 9(j), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)
Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, neither the Member nor the Board nor any Officer nor any other Person shall be authorized or empowered to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Member and the Board (including all Independent Directors), take any Material Action; provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there is at least one Independent Director appointed pursuant to, and in compliance with, each of the provisions of this Agreement and then serving in such capacity, and any taking or purported taking of any Material Action that is not in strict compliance with this Section 9(j)(iii) shall be void and of no effect.

(iv)
The Board and the Member shall cause the Company to, and the Company shall, do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and structure, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.  The Board also shall cause the Company to, and the Company shall:

(A)	maintain its own separate books and records and bank accounts;

(B)	at all times hold itself out to the public and all other Persons under the Company’s own name as a legal entity separate and distinct from the Member and any other Person;

(C)	have a Board of Directors separate from those of the Member and any other Person;

(D)
file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(E)	except as contemplated by the Basic Documents, not commingle its assets with assets of any other Person;

(F)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(G)	maintain separate financial statements;

(H)	pay its own liabilities only out of its own funds;

(I)	maintain an arm’s length relationship with its Affiliates and the Member;

(J)	pay the salaries of its own employees, if any;

(K)	not hold out its credit or assets as being available to satisfy the obligations of others;

(L)	allocate fairly and reasonably, to the extent practical on the basis of actual use or the value of services rendered, any overhead for shared office space or other overhead expenses;

(M)	use separate stationery, invoices and checks;

(N)	correct any known misunderstanding regarding its separate identity from its Affiliates;

(O)	not operate or purport to operate as an integrated single economic unit with respect to its Affiliates;

(P)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(Q)
cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(R)	not acquire any securities of the Member, it being understood that the Receivables shall not be securities of the Member for purposes of this clause (R);

(S)	act solely in its own name and through its own authorized managers, Directors, members, Officers and agents, except as explicitly permitted in the Basic Documents; and

(T)
cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

(v)
Prior to the Final Payment Date, the Board shall not cause or permit the Company to, and, without the unanimous written consent of the Board (including all Independent Directors), the Company shall not and shall not permit any Person acting on its behalf to:

(A)	except as contemplated by the Basic Documents, guarantee any obligation of any Person, including any Affiliate;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7 hereof, the Basic Documents or this Section 9(j);

(C)	incur, create or assume any indebtedness except as expressly permitted under the Basic Documents;

(D)	create, assume or suffer to exist any Lien on any of its assets other than any Lien created pursuant to the Basic Documents;

(E)
make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Basic Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Basic Documents and permit the same to remain outstanding in accordance with such provisions;

(F)
to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents;

(G)
be named, directly or indirectly, as a contingent beneficiary or loss payee on any insurance policy covering the property of the Servicer, any Originator (including the Member) or any Affiliate of any of them;

(H)	except as contemplated by the Basic Documents, issue any security of any kind;

(I)	except as contemplated by the Basic Documents, sell, pledge or dispose of any of its assets for the benefit of any other Person;

(J)	purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by the Basic Documents;

(K)	engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Basic Documents;

(L)
except as expressly permitted in the Basic Documents (including pursuant to Section 16 hereof) make any payment, directly or indirectly, to, or for the account or benefit of, any member or any Affiliate thereof;

(M)	have any employees; or

(N)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

Section 10.    Independent Director.

Until the Final Payment Date, the Member shall cause the Company at all times to have at least one Independent Director who will be appointed by the Member.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Director shall consider only the interests of the Company, including its respective creditors (including any Administrative Agent and the other secured parties under any loan agreement related to a series of Credit Extensions issued by a Trust), in acting or otherwise voting on the matters for which its vote is required as described herein.  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Director shall not have any fiduciary duties to the Member, any Director or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Management Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 5(c).  In the event of a vacancy in the position of Independent Director, the Member shall, as soon as practicable (but, in any event, within five (5) Business Days prior written notice to any Administrative Agent) appoint a successor Independent Director.

All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  No Independent Director shall at any time serve as trustee in bankruptcy for the Company or for any Affiliate of the Company.

So long as any Credit Extensions are outstanding, this Section 10 shall not be amended, altered or repealed without the written consent of 100% of the Board (including Independent Directors) with notice of such amendment provided promptly by or on behalf of the Company to each Rating Agency, as set forth in Section 9(j)(ii) hereof.

Section 11.    Officers.

(a) Officers.  The initial Officers of the Company shall be designated by the Member.  The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer.  The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company shall be filled by the Board.  The initial Officers of the Company designated by the Member are listed on Schedule E hereto.

(b) President.  The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except:  (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b); (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c) Vice President.  In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary.  The Secretary shall be responsible for filing legal documents and maintaining records for the Company.  The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer.  The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Board and Officers.  Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12.    Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor the Special Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Director of the Company.

Section 13.    Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.  In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

Section 14.    Additional Contributions.

Notwithstanding any provision of this Agreement to the contrary, including Section 9(j), the Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company at any time.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement accordingly.  This Section 14 is intended to benefit the Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third party beneficiary of this Section 14) and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.    Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 16.    Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board, but in no event shall a distribution be made prior to the Final Payment Date which would reduce the net worth of the Company to an amount less than $0.00.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Basic Document.  All amounts withheld pursuant to the Internal Revenue Code of 1986 (as amended from time to time, the “Code”) or any provision of any other federal, state or local tax law with respect to any payment, distribution or allocation to the Company or the Member shall be treated as amounts distributed to the Member pursuant to this Section 16 for all purposes of this Agreement.

Section 17.    Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Board.  The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 18.    [Reserved].

Section 19.    Other Business.

The Member, the Special Member, the Independent Director and any Affiliate of the Member, the Special Member or the Independent Director may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.    Exculpation and Indemnification.

(a) Neither the Member nor the Special Member nor any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member or the Special Member or the Independent Director (each, a “Covered Person”) shall be liable to the Company or any other Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.  Notwithstanding the foregoing, if a Trust formed by the Company has outstanding any Credit Extensions rated by a Rating Agency, the Company’s obligation to pay any amount as indemnification shall be fully subordinated to payment of amounts then due on the rated Credit Extensions and, in any case, (x) nonrecourse to any of the Company’s assets pledged to secure the rated Credit Extensions, and (y) shall not constitute a claim against the Company to the extent that funds are insufficient to pay such amounts.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member and the Special Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.   Assignments.

1.
Subject to paragraph 2 below, the Member may assign in whole or in part its limited liability company interest in the Company to the extent permitted by the Basic Documents.  Subject to Section 23, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

2.
The Member shall cause to be kept or maintained, a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of the limited liability company interests in the Company.  The Member shall only update the Register to record an assignment as provided in paragraph 1 above, and no such assignment shall be effective until recorded in the Register.

Section 22.   Resignation.

Prior to the Final Payment Date, the Member may not resign, except as permitted under the Basic Documents.  If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23.   Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member and 10 days prior written notice to the Rating Agencies, during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Credit Extensions issued by a Trust formed by the Company; provided, however, that, notwithstanding the foregoing, prior to the Final Payment Date, no additional Member may be admitted to the Company unless such admission is permitted by, and would not result in a “Change of Control” under, the Basic Documents.

Section 24.   Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, following any action with respect thereto taken by the Member or the Board pursuant to and in accordance with the terms of this Agreement and as otherwise permitted by the Basic Documents.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than a continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member, or the occurrence of an event that causes the Member or a Special Member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; provided, however, that until the Final Payment Date, to the fullest extent permitted by law, neither the Member nor the Company shall liquidate the assets of the Company pledged under any Basic Documents to which it is a party without the consent of the secured party thereunder, who may continue to exercise all of its rights under such Basic Documents and any related document and shall, to the fullest extent permitted by law, have complete and independent ability to retain such assets or collateral until the Final Payment Date.

(e) The Company shall terminate when (i) all of the assets of the Company (after payment of or due provision for all debts, liabilities and obligations of the Company as described in paragraph (d) above and in Section 18-804 of the Act) shall have been distributed to the

Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.   Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof.  The interest of the Member in the Company is personal property.

Section 26.   Benefits of Agreement No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member.  Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 27.   Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28.   Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.   Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Director, in accordance with its terms.

Section 30.   Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31.   Amendments.

Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.  Notwithstanding anything to the contrary in this Agreement, until the Final Payment Date, this Agreement may not be modified, altered, supplemented or amended unless (x) such action is permitted by the Basic Documents except (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents and (y) if any Credit Extensions are outstanding as of the date of such amendment that are rated by a Rating Agency, prior written notice thereof shall be provided to such Rating Agency.

Notwithstanding any other provision of this Agreement, Schedule B hereto may be amended without the prior written notice to or consent of any party.

Section 32.   Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33.   Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address pursuant to Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 27th day of September, 2016.

MEMBER:

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS

By:	/s/ Kee Chan Sin
	Name:	Kee Chan Sin
	Title:	Vice President and Assistant Treasurer

INDEPENDENT DIRECTOR:

/s/ Ricardo Beausoleil
	Name:	Ricardo Beausoleil

SCHEDULE A
Definitions

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent” means any party named as administrative agent under any loan agreement to which a Trust is a party, or its successors and permitted assigns in such role.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or if within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means (a) this Agreement, the Management Agreement, any receivables transfer agreement, any transfer and servicing agreement, any indenture, any master collateral agency agreement, any trust agreement, any administration agreement, any account control agreement, any depository agreement, any note purchase agreement, any underwriting agreement, any custodial agreement, any interest rate cap or swap agreement, any fee letter, any loan agreement, any indemnification agreements and any and all other agreements relating to the issuance of Credit Extensions and (b) all documents and certificates contemplated by or delivered in connection with any of those agreements described in clause (a) of this definition, in any such case of (a) or (b) as such agreements, documents or certificates may be amended or amended and restated from time to time.

SCH-A-1

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day on which commercial banks in New York City are not authorized or required to be closed for business.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, such Independent Director’s duties under this Agreement, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, (iv) that there is a material increase in the fees charged by such Independent Director or any other material change adverse to the Company in such Independent Director’s terms of service, or (v) that such Independent Director no longer meets the definition of Independent Director; provided, however, that an Independent Director’s unwillingness to approve any Material Action shall not in and of itself constitute “Cause”.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on August 31, 2016, as amended or amended and restated from time to time.

“Code” has the meaning set forth in Section 16.

“Company” means Verizon ABS II LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Credit Extensions” has the meaning set forth in Section 7(a)(ii).

“Directors” means the Persons elected to the Board of Directors from time to time by the Member, including the Independent Director, in their capacity as managers of the Company.  A Director is hereby designated as a “manager” of the Company within the meaning of Section 18‑101(10) of the Act.

“Final Payment Date” has the meaning set forth in Section 9(j)(ii).

“Independent Director” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not:  (i) an employee, director, stockholder, member (other than a “special member”), manager, partner, officer or contractor of the Company, the Member or any of their respective Affiliates (other than his or her service as an Independent

SCH-A-2

Director of the Company or any of its Affiliates); (ii) a customer or supplier of the Company, the Member or any of their respective Affiliates (other than as an Independent Director provided by a corporate services company that provides independent directors and other corporate services in the ordinary course of its business); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

“Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C.  The Management Agreement shall be deemed incorporated into, and made a part of, this Agreement.

“Material Action” means (i) to consolidate or merge the Company with or into any Person, (ii) to sell all or substantially all of the assets of the Company, (iii) to file, on behalf of the Company, a voluntary petition in bankruptcy, (iv) to institute any proceedings to have the Company be adjudicated bankrupt or insolvent, (v) to consent to or make any assignment by the Company for the benefit of its creditors, (vi) to file, on behalf of the Company, a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (vii) to file, on behalf of the Company, an answer or other pleading admitting or failing to contest the material allegations of any petition filed against the Company in any proceeding described in clause (vi), (viii) to seek or consent to the appointment of a trustee, receiver or liquidator of the Company or of all or any substantial part of its properties, (ix) to admit in writing the Company’s inability to pay its debts generally as they become due, (x) to take action in furtherance of any such action described herein or (xi) to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means Cellco Partnership d/b/a Verizon Wireless, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Basic Documents or any related document in effect as of any date of determination.

SCH-A-3

“Officer” means an officer of the Company described in Section 11.

“Originator” means each Person from time to time party to any receivables transfer agreement, as an originator thereunder, related to the transfer of Receivables.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Rating Agency” means any nationally recognized statistical rating organization which has been requested by the Company or its Affiliates to rate one or more outstanding classes of Credit Extensions issued by the Company or by a Trust formed by the Company, and which is then rating such class or classes of Credit Extensions.

“Receivables” has the meaning set forth in Section 7(a)(i).

“Register” has the meaning set forth in Section 21(2).

 “Servicer” means Cellco Partnership d/b/a Verizon Wireless, or any successors thereto.

“Special Member” means, upon such Person’s admission to the Company as a Member of the Company pursuant to Section 5(c), a Person acting as Independent Director, in such Person’s capacity as a Member of the Company.  A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Trust” has the meaning set forth in Section 7(a)(ii).

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCH-A-4

SCHEDULE B
Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Cellco Partnership d/b/a Verizon Wireless	One Verizon Way Basking Ridge, New Jersey 07920	$10.00	100%

SCH-B-1

SCHEDULE C
Management Agreement

[                    ], 2016

Verizon ABS II LLC
One Verizon Way
Basking Ridge, New Jersey 07920

Re:  Management Agreement – Verizon ABS II LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as directors of VERIZON ABS II LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of September 27, 2016, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement.  Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Prior to the Final Payment Date (as defined in the LLC Agreement), each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

SCH-C-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

Scott Krohn, a Director

Kee Chan Sin, a Director

Ricardo Beausoleil, an Independent Director

SCH-C-2

SCHEDULE D

DIRECTORS

1.	Scott Krohn

2.	Kee Chan Sin

3.	Ricardo Beausoleil, an Independent Director

SCH-D-1

SCHEDULE E

OFFICERS	TITLE

Scott Krohn	President

Kee Chan Sin	Chief Financial Officer and Treasurer

Robert L. Weitzner	Assistant Treasurer

Audrey Prashker	Secretary

Karrie E. Schweikert	Assistant Secretary

Karen M. Shipman	Assistant Secretary